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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Garden State Newspapers, Inc., for the registration of $200,000,000 its 8 5/8% Series B Senior Subordinated Notes Due 2011 and to the incorporation by reference therein of our reports dated September 4, 1998, with respect to the consolidated financial statements and Schedule of Garden State Newspapers, Inc., and Garden State Investments, Inc., included in the Garden State Newspapers, Inc. Annual Report on (Form 10-K) for the year ended June 30, 1998 filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Denver, Colorado
May 28, 1999